OFFER TO PURCHASE FOR CASH
            UP TO 700,000 9.4% CUMULATIVE TRUST PREFERRED SECURITIES

                                       OF

                           U.S. HOME & GARDEN TRUST I

                                       AT

                     $15.00 NET PER TRUST PREFERRED SECURITY

                                       BY

                             U.S. HOME & GARDEN INC.

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
           5:00 PM, NEW YORK CITY TIME, ON FRIDAY, JANUARY 14, 2000,
                          UNLESS THE OFFER IS EXTENDED.

                                                               December 15, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by U.S. Home & Garden Inc., a Delaware corporation (the "Company") to act as Information Agent in connection with the offer to purchase up to 700,000 9.4% Cumulative Trust Preferred Securities (the "Trust Securities"), of U.S. Home & Garden Trust I, a Delaware statutory business trust (the "Trust"), at a price of $15.00 per Trust Security, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated December 15, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto from time to time, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Trust Securities registered in your name or in the name of your nominee.

     If, prior to the Expiration Date, more than 700,000 Trust Securities (or such greater number of Trust Securities as the Company may elect to purchase) are validly tendered, the Company will, upon the terms and subject to the conditions of the Offer, accept Trust Securities for purchase first from Odd Lot Owners (as defined in Section 2 of the Offer to Purchase) who validly tender all of their Trust Securities and then on a pro rata basis, if necessary, from all other securityholders whose Trust Securities are validly tendered.

     The Offer is not conditioned upon any minimum number of Trust Securities being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer. See Section 6 of the Offer to Purchase.

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated December 15, 1999;

          2. Letter of Transmittal to be used by holders of Trust Securities in accepting the Offer and tendering Trust Securities;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing Trust Securities and all other required documents are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A form of letter which may be sent to your clients for whose accounts you hold Trust Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, JANUARY 14, 2000, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Trust Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Trust Securities (the "Certificates") or, timely confirmation of a book-entry transfer of such Trust Securities into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof) properly completed, with the signatures guaranteed thereon, if required, and duly executed or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other required documents in accordance with the instructions contained in the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending on when Certificates for, or confirmations of book-entry transfer of, such Trust Securities are actually received by the Depositary.

     If a holder of Trust Securities wishes to tender Trust Securities, but such holders' Certificates are not immediately available or such holder cannot deliver the Certificates and all other required documents, or cannot complete the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Trust Securities may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Trust Securities pursuant to the Offer. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable with respect to the transfer of Trust Securities to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be addressed to us at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                              Very truly yours,


                                              GEORGESON SHAREHOLDER
                                              COMMUNICATIONS INC.


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF THE COMPANY OR THE TRUST, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.



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